Exhibit 23.6

   The Board of Directors
   Info Systems of North Carolina, Inc.

        We consent to the references to our firm under the following headings in the Form S-4 Registration Statement to be filed by Sykes Enterprises,
   Incorporated:

        1.   "SUMMARY -- The Merger -- Conditions to the Merger",
        2.   "SPECIAL FACTORS -- Background of the Merger",
        3. "SPECIAL FACTORS -- Financial Advisor to Info Systems and the ESOP Trustees",
        4.   "SPECIAL FACTORS -- Reasons for the Merger - Info Systems;
             Recommendation of the Info   Systems Board of Directors", and
        5.   "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."


                                      INTERSTATE/JOHNSON LANE CORPORATION

                                      James Martin


   Atlanta, Georgia                   /s/ James Martin
   January 21, 1997